Exhibit 10.18
RESTRICTED STOCK UNIT AGREEMENT
For Grantees Located Inside the United States

Awarded to: participant name
Grant Date: grant date
Number of Target Shares: shares
This Restricted Stock Unit Agreement (“Award”) is made between FLIR Systems, Inc., an Oregon corporation (“the Company”) and you, an employee or consultant of the Company or one of its Subsidiaries (“Grantee”).
The Company sponsors the FLIR Systems, Inc. 2011 Stock Incentive Plan (the “Plan”). The Plan governs the terms of this Award and controls in the event of any ambiguity. A copy of the Plan as amended can be found on the Company intranet or may be obtained by contacting the Company's Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. By signing this Award, you acknowledge that you have obtained and reviewed a copy of the Plan. When used herein, the capitalized terms that are defined in the Plan shall have the meanings given to them in the Plan, including the term “Committee,” which means the Compensation Committee of the Company's Board of Directors.
This Award entitles Grantee to receive a number of shares of the Company's Common Stock to be determined in accordance with Section 2(b) of this Agreement (the “Shares”). This Award is subject to the Plan and the terms and conditions set forth below.
Your failure to execute this Agreement within 180 days of the Grant Date may result in its cancellation.
In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:
1.No Rights as Shareholder Prior to Issuance and Delivery of Shares. Grantee shall not be deemed for any purpose to be a shareholder of the Company as to any Shares subject to this Award until the Shares have been issued and delivered to Grantee in accordance with the Plan and this Award.
2.Vesting. This Award will vest as stated in this Section 2.
(a)Performance Period. For purposes of this Award, the “Performance Period” shall be the period beginning May 1, 2012 and ending April 30, 2015.
(b)Performance Vesting. Subject to (i) Grantee's continuous employment with the Company or its Subsidiaries through the third anniversary of the Grant Date (the “Vesting Date”) or Grantee's termination of employment with the Company and its Subsidiaries prior to the Vesting Date pursuant to Section 5 of the Agreement and (ii) the certification by the Committee of the performance level achieved, Grantee shall become vested in the number of Shares that are earned pursuant to this Section 2(b). The number of Shares that are earned under this Award shall be a percentage of the number of Target Shares specified at the beginning of this Agreement (the “Target Shares”), determined in accordance with the following schedule, based on the extent to which the

Company TSR exceeds the S&P 500 Total Return, as such terms are defined below, over the Performance Period.

Percentage Points by Which the Company TSR Exceeds the S&P 500 Total Return	Payout as a Percentage of the Number of Target Shares
≤ 0	—%
33 1/3%	100%
≥66 2/3%	200%
The payout shall be interpolated on a linear basis between 0% and 200% of the number of Target Shares to the extent the Company TSR exceeds the S&P 500 Total Return by more than 0% and less than 66 2/3%, such that the payout equals an additional 3% of the number of Target Shares for each incremental 1% (100 basis points) by which the Company TSR exceeds the S&P 500 Total Return.
(c)Dividend Equivalents. As of each record date during the Performance Period as of which the Company pays a regular cash dividend to record owners of shares of Company Common Stock (a “Record Date”), the number of Target Shares shall be increased by (i) the product of the total number of Target Shares immediately prior to such Record Date multiplied by the dollar amount of the cash dividend payable per share of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock on the applicable ex-dividend date. Such additional Target Shares shall be subject to all of the terms and conditions of the Award, including the vesting conditions set forth in Section 2.
(d)Payment of Shares. Subject to Section 6 of this Agreement, the number of Shares earned and vested pursuant to Section 2(b) shall be issued to Grantee within 2½ months after the Vesting Date or, if later, the date on which the Shares are distributable pursuant to the terms of the Company's Stock Deferral Plan.
(e)Definitions. For purposes of this Award:
“Accumulated Shares” means periodic adjustments made to a share of Common Stock over the Performance Period and the 20 consecutive trading days immediately preceding the first day of the Performance Period, which is solely for the purpose of determining the Company TSR and reflecting a hypothetical reinvestment of dividends on the Accumulated Shares during such period. The number of Accumulated Shares shall be equal to the sum of (i) one share and (ii) the cumulative number of shares of Common Stock that would be purchased with the dividends paid on Common Stock for which the ex-dividend date occurs during the Performance Period or the 20 consecutive trading days immediately preceding the Performance Period, assuming such dividends are immediately reinvested in shares of Common Stock at the closing price of a share of Common Stock on the applicable ex-dividend date.
“Beginning Stock Value” means the average over the 20 consecutive trading days immediately preceding the first day of the Performance Period of the product of (i) the number of Accumulated Shares times (ii) the closing transaction price of a share of Common Stock, as reported on the NASDAQ Global Select Market (or such other principal national stock exchange on which shares of Common Stock are traded).
“Company TSR” means the cumulative total shareholder return of Company Common Stock during the Performance Period, assuming the reinvestment of dividends during the Performance Period, which shall be equal to (i) the quotient of (A) the Ending Stock Value divided by (B) the Beginning Stock Value, minus (ii) one (1).

“Ending Stock Value” means the average over the 20 consecutive trading days immediately preceding the last day of the Performance Period of the product of (i) the number of Accumulated Shares times (ii) the closing transaction price of a share of Common Stock, as reported on the NASDAQ Global Select Market (or such other principal national stock exchange on which shares of Common Stock are traded).
“S&P 500 Total Return” means the total return of the S&P 500 Composite Index, ticker symbol GSPC, over the Performance Period, which shall be equal to (i) the quotient of (A) the average quoted price of the S&P 500 Composite Index over the 20 consecutive trading days immediately preceding the last day of the Performance Period divided by (B) the average quoted price of the S&P 500 Composite Index over the 20 consecutive trading days immediately preceding the first day of the Performance Period, minus (ii) one (1).
3. Rights of Grantee with Respect to Shares Delivered. Grantee shall enjoy all shareholder rights with respect to Shares that have been issued and delivered and such Shares shall no longer be subject to the terms of the Plan or this Award.
4.Termination of Service. In the event that Grantee's employment and consultancy with the Company and its Subsidiaries terminates for any reason other than death, a Qualifying Disability or Qualifying Retirement, as such terms are defined in Section 5, this Award shall immediately expire and no additional Shares or payments shall be issued and delivered or paid to Grantee pursuant to this Award. The date of termination of Grantee's employment or consultancy for purposes of the Plan shall be determined by the Committee, which determination shall be final.
5.Death, Qualifying Disability or Retirement. In the event of Grantee's death or termination of employment and consultancy with the Company and its Subsidiaries as a result of Grantee's Qualifying Disability or Qualifying Retirement, this Award shall become vested and the Company shall issue to Grantee or his or her designated beneficiary, within 2½ months after the Vesting Date, a number of Shares equal to the Shares that are earned pursuant to Section 2(b), prorated to reflect the number of days in the period beginning on the Grant Date and ending on the Vesting Date during which Grantee was employed by the Company or its Subsidiaries. Upon such payment the Award shall expire and no additional Shares or payments shall be issued and delivered or paid to Grantee pursuant to this Award. For purposes of this Award, a “Qualifying Disability” shall mean a Disability, as defined below, which the Committee determines is expected to prevent the Grantee from thereafter engaging in any gainful employment. For purposes of this Award, a “Disability” shall mean a total and permanent disability as defined in section 22(e)(3) of the Code. The determination of whether Grantee's Disability is a Qualifying Disability shall be made by the Committee in its sole discretion, and such determination shall be final. For purposes of this Award, “Qualifying Retirement” shall mean a voluntary termination of employment or consultancy by Grantee if Grantee is, on the effective date of such termination, at least 60 years of age and has worked for the Company or one of its Subsidiaries for the preceding five (5) years.
6.Change in Control. In the event a Corporate Transaction, as defined in the Plan, occurs during the Performance Period, and Grantee remains employed by the Company or its Subsidiaries until the date of such Corporate Transaction, the Company shall issue to Grantee the greater of (i) the number of Target Shares, without regard to the performance conditions described in Section 2(b), or (ii) the number of Shares that would be earned pursuant to Section 2(b) if the Performance Period ended on the date of the Corporate Transaction; provided that in lieu of issuing such Shares, the Company may, in the sole discretion of the Committee, make a cash payment to Grantee in an amount equal to the Fair Market Value of such number of Shares, determined as of the date of the Corporate Transaction. The Company shall issue such Shares or make such payment not later than one calendar month after the date of the Corporate Transaction. Upon such issuance or payment the

Award shall expire and no additional Shares or payments shall be issued and delivered or paid to Grantee pursuant to this Award. For purposes of clause (ii) above, the “Ending Stock Value” used to calculate the Company TSR shall be equal to the product of (A) the number of Accumulated Shares times (B) the amount or Fair Market Value of the consideration payable with respect to a share of Common Stock in the applicable Corporate Transaction.
7.Nontransferability of this Award. This Award may not be sold, transferred, assigned, pledged, or encumbered and any such attempted action shall be void.
8.Withholding Taxes. The vesting and issuance of Shares and the payment of cash to Grantee is a taxable event for which the Company is obligated to withhold taxes. Grantee agrees to pay to the Company an amount sufficient to provide for any federal, state, and local withholding taxes, including FICA taxes, in connection with the issuance and delivery of any Shares by the Company to Grantee. Grantee may satisfy this withholding obligation by electing in writing (i) to transfer from Grantee's Fidelity cash account an amount sufficient to satisfy the withholding obligation, or (ii) have Company withhold from the Shares otherwise to be delivered to Grantee that number of Shares that would satisfy the withholding obligation. In the absence of a timely election by Grantee, the Committee will use option (ii).
If the Committee withholds Shares to satisfy the withholding obligation, the following rules apply:
(a)The value of the Shares withheld or transferred must equal (or exceed by at most a fractional Share) the minimum withholding obligation.
(b)The value of the Shares withheld or transferred shall be the Fair Market Value determined as of the vesting date.
(c)The election is subject to the consent or disapproval of the Committee.
9.Exclusion of Shares from Compensation. Shares issued and delivered to Grantee pursuant to the Plan will not constitute compensation to Grantee for purposes of any retirement, life insurance or other employee benefit plan of the Company.
10.Termination of Award. This Award shall terminate when no further Shares may be delivered to Grantee pursuant to this Award.
11.Governing Law. This Award is governed by, and subject to, the laws of the State of Oregon, as provided in the Plan.
For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the appropriate state or federal courts of Oregon.
12.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or to participation in the Plan or to future Awards that may be granted under the Plan by electronic means or to request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

FLIR SYSTEMS, INC.	GRANTEE

/s/ Earl R. Lewis	participant name
Chairman, President and Chief Executive Officer